UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2018

ATHENE HOLDING LTD.
(Exact name of registrant as specified in its charter)

	Bermuda	001-37963	98-0630022
	(State or other jurisdiction of	(Commission	(I.R.S. Employer
	incorporation or organization)	file number)	Identification Number)

96 Pitts Bay Road
Pembroke, HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 279-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2018, the Board of Directors (the “Board”) of Athene Holding Ltd. (the “Company”) voted to increase the size of the Board from thirteen to fifteen directors, and upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Mitra Hormozi and Scott Kleinman to the Board to fill the resulting vacancies, effective immediately. Pursuant to the bye-laws of the Company, Ms. Hormozi’s appointment and Mr. Kleinman’s appointment are on an interim basis, subject to approval of the shareholders of the Company at the 2019 annual general meeting of shareholders. If elected at the 2019 annual general meeting of shareholders, Mr. Kleinman, who was appointed by the Board as a Class II director, would have a term that expires at the annual general meeting of shareholders to be held in 2020, and Ms. Hormozi, who was appointed by the Board as a Class III director, would have a term that expires at the annual general meeting of shareholders to be held in 2021.

Ms. Hormozi is Executive Vice President and General Counsel of Revlon, where she is responsible for overseeing Revlon’s legal affairs worldwide, including corporate governance, intellectual property, licensing, acquisitions and divestitures, regulatory matters and litigation. Ms. Hormozi has extensive experience in both the public and private sectors of the legal field. Prior to joining Revlon, she was a litigation partner at two major law firms and served as Deputy Chief of Staff to then New York State Attorney General Andrew Cuomo. She also served as an Assistant United States Attorney prosecuting high profile complex racketeering cases in the Eastern District of New York. Currently, she sits on the Board of New York University School of Law’s Program on Corporate Compliance and Enforcement. Ms. Hormozi is a graduate of the University of Michigan and the New York University School of Law.

Mr. Kleinman is Co-President of Apollo Global Management, LLC, sharing responsibility for all of Apollo’s revenue-generating and investing businesses. Mr. Kleinman focuses on Apollo’s equity and opportunistic business. Mr. Kleinman joined Apollo in 1996, and in 2009 he was named Lead Partner for Private Equity. Prior to joining Apollo, Mr. Kleinman was a member of the Investment Banking division at Smith Barney Inc. Mr. Kleinman serves on the board of directors of Constellis Holdings, Hexion Holdings, LLC, and MPM Holdings, Inc. In 2014, Mr. Kleinman founded the Kleinman Center for Energy Policy at the University of Pennsylvania. He is a member of the Board of Overseers at the University of Pennsylvania School of Design. Mr. Kleinman received a BA and BS from the University of Pennsylvania and the Wharton School of Business, respectively, graduating magna cum laude, Phi Beta Kappa.

It is anticipated that both Ms. Hormozi and Mr. Kleinman will enter into a standard indemnification agreement with the Company, as more fully described under the caption “Indemnification of Directors” on page 70 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on February 26, 2018 (the “Annual Report”). Furthermore, it is anticipated that Ms. Hormozi will enter into the Company’s standard form Director Retention Letter with the Company, effective upon her appointment to the Board. The standard form of Director Retention Letter was previously filed as Exhibit 10.33 to the Annual Report. Pursuant to the Director Retention Letter, Ms. Hormozi will be eligible to receive director compensation, as more fully described in “Compensation of Executive Officers and Directors-Director Compensation” of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 23, 2018 (“Proxy Statement”). As an employee of Apollo, Mr. Kleinman will not receive compensation for his services as a director of the Company, consistent with the treatment of the Company’s other directors who are employees of Apollo.

There are no arrangements or understandings between Ms. Hormozi and any person pursuant to which Ms. Hormozi was selected as a director, and there are no actual or proposed transactions between Ms. Hormozi or any of her related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Board has affirmatively determined that Ms. Hormozi qualifies as an independent director as defined by the listing standards of the New York Stock Exchange.

There are no arrangements or understandings between Mr. Kleinman and any person pursuant to which Mr. Kleinman was selected as a director. Various affiliates of Apollo, of which Mr. Kleinman is Co-President, directly or indirectly manage investment funds and direct investments, some of which have engaged in transactions with the Company. Certain members of the Board may directly receive carried interest or may receive a portion of the carried interest that Apollo receives from fund investments in which the Company is invested. Certain directors may invest in fund investments in which the Company has invested. These transactions, and the relationships between the Company and Apollo and its affiliates, are set forth in the section titled “Certain Relationships and Related Transactions, and Director Independence” in the Company’s Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date: December 6, 2018	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal